Filed Pursuant to Rule 424(b)(3)
    Registration No. 333-223022

OAKTREE REAL ESTATE INCOME TRUST, INC.
SUPPLEMENT NO. 3 DATED APRIL 16, 2020
TO THE PROSPECTUS DATED APRIL 30, 2019

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Oaktree Real Estate Income Trust, Inc., dated April 30, 2019 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. References herein to the “Company,” “we,” “us,” or “our” refer to Oaktree Real Estate Income Trust, Inc. and its subsidiaries unless the context specifically requires otherwise.

The purposes of this Supplement are as follows:

•	to disclose the transaction price for each class of our common stock as of May 1, 2020;

•	to disclose the calculation of our March 31, 2020 net asset value (“NAV”) per share for each share class;

•	to provide an update on our current public offering (the “Offering”);
and

•	to include our Annual Report on Form 10-K for the year ended December 31, 2019.
May 1, 2020 Transaction Price
The transaction price for each share class of our common stock for subscriptions accepted as of May 1, 2020 (and repurchases as of April 30, 2020) is as follows:

Transaction Price (per share)
Class S	$10.3008
Class I	$10.3170
Class T	$10.3170
Class D	$10.3170

The transaction price for each of our share classes is equal to such class’s NAV per share as of March 31, 2020. A detailed calculation of the NAV per share is set forth below.

As of March 31, 2020, we had not sold any Class T shares or Class D shares. The transaction price for our Class T and Class D shares is based on our aggregate NAV per share as of March 31, 2020 before assessing stockholder servicing fees for the month of March 2020. The purchase price of our common stock for each share class equals the transaction price of such class, plus applicable upfront selling commissions and dealer manager fees.
March 31, 2020 NAV Per Share
We calculate NAV per share in accordance with the valuation guidelines approved by our board of directors. We generally use our prior month’s NAV per share for the purposes of establishing a price for shares sold in our public offering, as well as establishing a repurchase price for our share repurchase program. Our NAV per share, which is updated as of the last business day of each month, is posted on our website at www.oaktreereit.com and is made available on our toll-free, automated telephone line at 833-OAK-REIT (625-7348). The May 1, 2020 transaction price is being determined based on our NAV as of March 31, 2020. Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined. The Adviser is ultimately responsible for determining our NAV. The Adviser’s determination of our monthly NAV per share is based in part on annual appraisals of each of our properties by independent third-party appraisal firms in individual appraisal reports reviewed by our independent valuation advisor and monthly update appraisals by our independent valuation advisor (where an independent third-party appraisal firm does not provide an appraisal) in accordance with valuation guidelines approved by our board of directors. Our investments in traded real estate securities are valued monthly by the Adviser using quotations from third party pricing vendors. Our independent valuation advisor prepares monthly appraisals of our real estate related debt investments and property-level debt liabilities.
The following table provides a breakdown of the major components of our total NAV as of March 31, 2020:

Components of NAV	March 31, 2020
Investments in real properties	$285,296,357
Investments in real estate-related securities	65,950,486
Cash and cash equivalents	23,144,618
Restricted cash	4,822,426
Other assets	3,285,817
Debt obligations	(180,028,853)
Accrued performance fee(1)	(1,012,299)
Accrued stockholder servicing fees(2)	(65,127)
Dividend payable	(549,408)
Subscriptions received in advance	—
Other liabilities	(6,510,891)
Non-controlling interests in joint ventures	(8,448,149)
Net asset value	$185,884,977
Number of shares outstanding	18,031,302

(1)	Includes accrued performance fee that became payable to the Adviser on December 31, 2019, for which, the Adviser has deferred receipt of until December 31, 2020.
(2)
Stockholder servicing fees only apply to Class S, Class T and Class D shares. For purposes of NAV, we recognize the stockholder servicing fee as a reduction of NAV on a monthly basis as such fee is paid. The Dealer Manager does not retain any of these fees, all of which are retained by, or reallowed (paid) to, participating broker-dealers.

The following table provides a breakdown of our total NAV and NAV per share by share class as of March 31, 2020:

NAV Per Share	Class S Shares	Class I Shares	Class T Shares	Class D Shares	Total
Net asset value	$91,118,416	$94,766,561	$—	$—	$185,884,977
Number of shares outstanding	8,845,798	9,185,504	—	—	18,031,302
NAV Per Share as of March 31, 2020	$10.3008	$10.3170	$—	$—

As of March 31, 2020, we had not sold any Class T shares or Class D shares.

Set forth below are the weighted averages of the key assumptions in the discounted cash flow methodology used in the March 31, 2020 valuations, based on property types.

Property Type	Discount Rate	Exit Capitalization Rate
Multifamily	6.97%	5.61%
Office	6.75%	6.00%

These assumptions are determined by the Adviser, and reviewed by our independent valuation adviser. A change in these assumptions would impact the calculation of the value of our property investments. For example, assuming all other factors remain unchanged, the changes listed below would result in the following effects on our investment values:

Input	Hypothetical Change	Multifamily Investment Values	Office Investment Values
Discount Rate	0.25% decrease	1.92%	1.94%
(weighted average)	0.25% increase	(1.92)%	(1.94)%
Exit Capitalization Rate	0.25% decrease	2.88%	3.17%
(weighted average)	0.25% increase	(2.74)%	(2.66)%
The following table provides a breakdown of the major components of our total NAV as of February 29, 2020:

Components of NAV	February 29, 2020
Investments in real properties	$281,134,189
Investments in real estate-related securities	69,016,197
Cash and cash equivalents	12,184,122
Restricted cash	4,932,176
Other assets	3,162,826
Debt obligations	(187,311,000)
Accrued performance fee(1)	(722,713)
Accrued stockholder servicing fees(2)	(51,529)
Dividend payable	(514,906)
Subscriptions received in advance	—
Other liabilities	(4,531,487)
Non-controlling interests in joint ventures	(7,134,540)
Net asset value	$170,163,335
Number of shares outstanding	16,637,731

(1)	Includes accrued performance fee that became payable to the Adviser on December 31, 2019, for which, the Adviser has deferred receipt of until December 31, 2020.
(2)
Stockholder servicing fees only apply to Class S, Class T and Class D shares. For purposes of NAV, we recognize the stockholder servicing fee as a reduction of NAV on a monthly basis as such fee is paid. The Dealer Manager does not retain any of these fees, all of which are retained by, or reallowed (paid) to, participating broker-dealers.

The following table provides a breakdown of our total NAV and NAV per share by share class as of February 29, 2020:

NAV Per Share	Class S Shares	Class I Shares	Class T Shares	Class D Shares	Total
Net asset value	$76,243,621	$93,919,714	$—	$—	$170,163,335
Number of shares outstanding	7,461,151	9,176,580	—	—	16,637,731
NAV Per Share as of February 29, 2020	$10.2187	$10.2347	$—	$—

As of February 29, 2020, we had not sold any Class T shares or Class D shares.

Status of our Current Public Offering

As of the date hereof, we had issued and sold 18,290,893 shares of our common stock (consisting of 9,085,848 Class S shares and 9,205,045 Class I shares; no Class T or Class D shares were issued or sold as of such date) in the Offering. We intend to continue selling shares in the Offering on a monthly basis.

Annual Report on Form 10-K for the Year Ended December 31, 2019

On March 30, 2020, we filed our Annual Report on Form 10-K for the year ended December 31, 2019 with the Securities and Exchange Commission. This report (without exhibits) is attached to this Supplement.